UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 17, 2014

(Exact name of registrant as specified in charter)

Wyoming	000-08447	83-0219465
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 5th Street, Suite 200, Miami, Florida	33139
Address of Principal Executive Offices	(Zip Code)

Registrant's telephone number, including area code:  (305) 704-3294

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

Item 2.01.  Completion of Acquisition or Disposition of Assets

On October  17, 2014 (i) Omega Commercial Finance Corporation, a Wyoming corporation (the “Registrant”), and (ii) VeriTrek Inc., a Delaware Corporation herein referenced as (the “Company”) and Ronnie Hale and John Manno the MAJORITY SHAREHOLDERS both herein referenced as (the “Shareholders”), entered into a Definitive Merger & Acquisition Agreement (the “Agreement”) pursuant to which the Registrant acquired from Shareholders a majority ownership stake of seventy-five percent (75%) of the Company’s common stock.

The (“Purchase Price”) of $15-million shall be payable by the issuance of Registrants restricted common stock totaling 15,000,000 shares in the favor of the Shareholder with the shares priced at $1.00 (the “Closing Date”). In addition, these shares shall be locked-up for a period of 1-year (the Lock-Up Period”).

The Company, which currently maintains seven (7) operating companies under Summit Holdings Group branded as Summit Real Estate Group LLC shall be consolidated under the umbrella of the Registrant. These operating companies are licensed as Full-Service 100% Commission Brokerage firms specializing in residential and commercial real estate services throughout the U.S. and are inspired by technological advancements and innovative marketing strategies. SRG was founded on the principals of developing an eco-friendly, cost efficient, and cloud-based platform for conducting real estate business. SRG has evolved into an extremely efficient national real estate brand of 800 agents promoting a positive and professional culture. The unaudited financials and bank statements of SRG have been reviewed by the Registrant and based upon that information demonstrate business over a 3-year period including year-to-date combined real estate gross sales of $1.3 Billion, which generated over $20-million in gross sales commission.

The foregoing summary of the Agreement is qualified in its entirety by the agreement attached as Exhibit 10.1 collectively with this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits.

10.1 - Definitive Agreement for a Merger & Acquisition Agreement dated October 18, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 22, 2014

OMEGA COMMERCIAL FINANCE CORPORATION

By:       /s/ Jon S. Cummings, IV

Jon S. Cummings, IV, Chief Executive Officer